Exhibit 10.5

BROOKLYN FEDERAL SAVINGS BANK
SPLIT DOLLAR INSURANCE AGREEMENT

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Amendment Number One
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The Brooklyn Federal Savings Bank Split Dollar Insurance Agreement with Marilyn Alberici (“Employee”) dated as of November 3, 1994 (the “Agreement”) is hereby amended in accordance with the following, effective as of December 1, 2007:

1.           The following paragraph is hereby added to the end of the definition of “Change in Control” in Section 1.A. of the Agreement, as follows:

“Notwithstanding the foregoing, to the extent necessary in order to avoid taxes and penalties under Section 409A of the Internal Revenue Code of 1986, ‘Change in Control’ shall mean (i) a change in ownership of the Corporation under paragraph (a) below, or (ii) a change in effective control of the Corporation under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation under paragraph (c) below:

(a)
Change in the ownership of the Corporation.  A change in the ownership of the Corporation shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)
Change in the effective control of the Corporation.  A change in the effective control of the Corporation shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder.  In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)).  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)
Change in the ownership of a substantial portion of the Corporation’s assets.  A change in the ownership of a substantial portion of the Corporation’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no Change in Control under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.”

2.           The following sentence is hereby added to the end of the definition of “Disability” in Section 1.C. of the Agreement, as follows:

“Notwithstanding the foregoing, to the extent necessary in order to avoid taxes and penalties under Section 409A of the Internal Revenue Code of 1986, ‘Disability’ shall mean anytime Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer, or (iii) is determined to be totally disabled by the Social Security Administration.”

IN WITNESS WHEREOF, this Amendment Number One has been executed by the duly authorized officers of Brooklyn Federal Savings Bank as of the 4th day of December 2007.

BROOKLYN FEDERAL SAVINGS BANK

By:	/s/ Angelo J. Di Lorenzo
Its:	President and Chief Executive Officer

EMPLOYEE

By:	/s/ Marilyn Alberici
Marilyn Alberici